Exhibit 5.12

June 18, 2010

To:

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12

Bermuda

Re:	Registration Statement on Form S-4 (File No. 333-167635)
$750,000,000 aggregate principal amount of 12% Senior Secured Notes due 2015.

Ladies and Gentlemen:

We have acted as special Chilean counsel to Global Crossing Chile S.A., a stock corporation organized and existing in accordance with the laws of Chile (the “Company”), in connection with the filing of the Registration Statement on Form S-4, originally filed on June 18, 2010 under Registration Number 333-167635, by Global Crossing Limited (the “Issuer”) and its co-registrants listed therein (collectively with the Company, the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended, as the same may be amended from time to time (the “Registration Statement”) relating to the proposed issuance of (a) $750,000,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2015 (the “New Notes”) and (b) the guarantees of the New Notes by the Guarantors pursuant to Article 11 of the Indenture referred to below (collectively, the “Guarantees”). The New Notes are to be issued and guaranteed pursuant to the terms of the Indenture filed as Exhibit 4.22 to the Registration Statement (the “Indenture”) among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. Upon the Registration Statement becoming effective under the Securities Act, the Issuer and the Guarantors will offer to exchange up to $750,000,000 in aggregate principal amount of New Notes and the related Guarantees for any and all of the Issuer’s outstanding 12% Senior Secured Notes due 2015 and the guarantees thereof by the Guarantors.

For the purpose of giving this opinion, we have examined and relied upon the following documents:

(a)	the Indenture, including the guarantee set forth therein;

(b)	the Registration Statement;

(c)	the articles of incorporation, corporate by-laws and powers of attorney of the Company;

(d)	the minutes of the extraordinary shareholders meeting of the Company held on September 7, 2009;

(e)	the minutes of the board of directors meeting of the Company held on September 21, 2009; and

(f)	such other documents, agreements or instruments, as we have deemed necessary, relevant or appropriate for the opinions expressed herein.

The agreement indicated in item (a) above hereinafter referred to as the “Opinion Documents”.

In addition, we have examined, and have relied as to matters of fact upon originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and, such certificates or comparable documents and statements of public officials and of officers and representatives of the Company and, have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

We are attorneys admitted to practice in the Republic of Chile (“Chile”) and we express no opinions as to any laws other than the laws of Chile. In rendering the opinions expressed herein, we have assumed without any independent investigation or verification of any kind: (a) that the signatures on all documents examined by us are genuine and where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such documents had authority to do so; (b) the legal capacity of all individuals; (c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies, and that such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents (other than the Company); and (d) the correctness of public files, records and certificates of, or furnished by, governmental or regulatory agencies or authorities.

Based upon and subject to the assumptions set out herein and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

1.	The Guarantor is duly organized, validly existing and in good standing under the laws of Chile and has the corporate power and authority to execute, deliver and perform the Indenture, including the Guarantees of the New Notes by the Guarantor contained therein.

2.	The Guarantor has all requisite corporate or other statutory power and authority to duly execute, deliver and perform its obligations under the Indenture.

3.	The execution, delivery and performance of the Indenture, including the Guarantees set forth therein, by the Guarantor has been duly authorized by all necessary corporate action of the Guarantor.

4.	The Guarantor has duly executed and delivered the Indenture.

This opinion is subject to the following additional qualifications:

(i) the opinions expressed herein are limited to questions arising under the law of Chile as of the date hereof; and

(ii) our opinions expressed above speak only as of the date hereof and are limited to the laws of Chile. We do not express any opinion herein concerning any other law and expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time after the date hereof should seek advice of its counsel as to the proper application of this letter at such time.

This opinion letter is solely for your benefit in connection with the transactions contemplated by the Opinion Documents and it is not to be used, circulated, quoted or otherwise referred to, for any other purpose and may not be relied upon by any other person, without our prior and written consent in each instance, except for your special counsel, Latham & Watkins LLP, in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

CARIOLA DIEZ PEREZ-COTAPOS
& CIA. LTDA.

/s/ Francisco J. Illanes
Francisco J. Illanes

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